Exhibit 5.1

Our ref	MUL/707834-000001/57057621v4

Ability Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

7 November 2018

Dear Sirs

Ability Inc.

We have acted as counsel as to Cayman Islands law to Ability Inc. (the "Company") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") related to the offering and sale of: (a) up to US$40,000,000 of: (i) units ("Units"), each Unit consisting of one ordinary share of the Company of a par value of US$0.0001 each ("Ordinary Shares") and a warrant entitling the holder thereof to purchase one Ordinary Share ("Warrants"); and (ii) pre-funded units ("Pre-Funded Units"), each Pre-Funded Unit consisting of a Warrant and a pre-funded warrant entitling the holder thereof to purchase one Ordinary Share ("Pre-Funded Warrants"); (b) US$625,000 of warrants issuable to H.C. Wainwright & Co., LLC the placement agent to purchase Ordinary Shares (the “Placement Agent Warrants”); and (c) all Ordinary Shares that may be issued upon exercise of the Warrants and the Pre-Funded Warrants included in the Units and the Pre-Funded Units (as applicable) and the Placement Agent Warrants. This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 1 September 2015, the certificate of incorporation on change of name dated 23 December 2015 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 23 December 2015 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 23 August 2018 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.
1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.5	The Registration Statement.
1.6	Drafts of the form of the ordinary share purchase warrant, the form of the placement agent ordinary share purchase warrant and the warrant certificate constituting the Warrants and the Placement Agent Warrants (as applicable) (the "Warrant Documents").
1.7	A draft of the form of the pre-funded ordinary share purchase warrant and the warrant certificate constituting the Pre-Funded Warrants (the "Pre-Funded Warrant Documents").
1.8	A draft of the form of the securities purchase agreement between the Company and purchasers (the "Securities Purchase Agreement" and, together with the Warrant Documents and the Pre-Funded Warrant Documents, the "Documents").
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5	All signatures, initials and seals are genuine.

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2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.
2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Pre-Funded Units, the Warrants, the Pre-Funded Warrants, the Placement Agent Warrants or the Ordinary Shares.
2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.
2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2018 Revision) and the Terrorism Law (2018 Revision), respectively).
2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.11	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Securities Purchase Agreement (including the issuance of the Ordinary Shares upon the exercise of the Warrants, the Pre-Funded Warrants or the Placement Agent Warrants (as applicable) in accordance with the Warrant Documents or the Pre-Funded Warrant Documents (as applicable)) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and the Securities Purchase Agreement and in accordance with the terms set out in the Registration Statement and the Securities Purchase Agreement (including the issuance of the Ordinary Shares upon the exercise of the Warrants, the Pre-Funded Warrants or the Placement Agent Warrants (as applicable) in accordance with the Warrant Documents or the Pre-Funded Warrant Documents (as applicable)), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

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3.3	The execution, delivery and performance of the Warrant Documents and the Pre-Funded Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents and the Pre-Funded Warrant Documents have been executed and delivered by any director or officer of the Company, the Warrant Documents and the Pre-Funded Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.
4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and
(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.
4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

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4.5	In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you and your counsel. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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